Exhibit 10.1

EQUITY NOMINEE AGREEMENT

Date:           May 28, 2013

Parties:

“Shareholders”	Fachun Pu, Qiwei Zhang, Jianbo Liu
“ANNO”	American Nano Silicon Technologies, Inc.
“Nanchong Chunfei”	Nanchong Chunfei Nano-Silicon Technologies Co., Ltd.
“Sichuan Chemicals”	Sichuan Chunfei Refined Chemicals Co., Ltd.
“Sichuan Hedi”	Sichuan Hedi Veterinary Medicines Co., Ltd.
“Subsidiaries”	Sichuan Chemicals and Sichuan Hedi

 Premises:

A.	ANNO owns Nanchong Chunfei, which owns Sichuan Chemicals, which owns Sichuan Hedi. This ownership structure causes the Chinese entities to incur fees and regulatory issues that they wish to avoid.

B.
To alleviate the expenses and regulatory burden of the existing ownership structure, the Shareholders will purchase a portion of the registered equity of Sichuan Chemicals and Sichuan Hedi, which the Shareholders will hold for the benefit of Nanchong Chunfei.

Agreement:

1.	Each of the Shareholders will purchase from Nanchong Chunfei ten percent of the registered equity of Sichuan Chemicals for a price of one hundred thousand yuan (RMB100,000).

2.	Fachun Pu will purchase from Sichuan Chemicals five percent of the registered equity of Sichuan Hedi for a price of four hundred thousand yuan (RMB400,000).

3.
Each of the Shareholders hereby appoints the person designated by Nanchong Chunfei to represent the Shareholder and exercise the Shareholder’s voting rights at any meeting of the shareholders of a Subsidiary.

4.
Each of the Shareholders hereby grants to Nanchong Chunfei an option to purchase the Shareholder’s interest in the equity of Sichuan Chemicals.  The exercise price for the purchase will be the amount of registered equity being purchased.  Nanchong Chunfei may exercise the option as to any Shareholder’s interest by giving written notice to the Shareholder accompanied by the purchase price.

5.
Fachun Pu hereby grants to Sichuan Chemicals an option to purchase the Shareholder’s interest in the equity of Sichuan Hedi.  The exercise price for the purchase will be the amount of registered equity being purchased.  Sichuan Chemicals may exercise the option as to Pu Fachun’s interest by giving written notice to the Shareholder accompanied by the purchase price.

6.	Each of the Shareholders agrees that he will not sell, transfer, mortgage or permit any lien to be imposed on, any of the registered equity of the Subsidiaries.

7.
Each of the Shareholders agrees that, in the event that any dividend or other distribution is paid by Sichuan Chemicals to the owners of its registered equity, the Shareholder will immediately pay over to Nanchong Chunfei the total amount received from Sichuan Chemicals.

8.
Fachun Pu agrees that, in the event that any dividend or other distribution is paid by Sichuan Hedi to the owners of its registered equity, the Shareholder will immediately pay over to Sichuan Chemicals the total amount received from Sichuan Hedi.

9.
This agreement will terminate on May 28, 2023.  The Shareholders and ANNO may terminate the agreement prior to that date by written notice.  The Shareholders and ANNO may also renew the agreement after May 28, 2023 by written amendment.  Upon the termination of the agreement, Nanchong Chunfei will exercise its option to purchase the registered equity of Sichuan Chemicals owned by the Shareholders, and Sichuan Chemicals will exercise its option to purchase the registered equity of Sichuan Hedi owned by Pu Fachun.

IN WITNESS OF THE AGREEMENT, THE PARTIES HAVE SIGNED BELOW.

/s/ Fachun Pu	/s/ Qiwei Zhang
Fachun Pu	Qiwei Zhange

/s/ Jianbo Liu
Jianbo Liu

AMERICAN NANO-SILICON TECHNOLOGIES, INC.	NANCHONG CHUNFEI NANO-SILICON TECHNOLOGIES CO., LTD.

By: /s/ Fachun Pu	By: /s/ Fachun Pu
Fachun Pu, Chairman	Fachun Pu, Chairman

SICHUAN CHUNFEI REFINED CHEMICALS CO., LTD.	SICHUAN HEDI VETERINARY MEDICINES CO., LTD.

By: /s/ Fachun Pu	By: /s/ Fachun Pu
Fachun Pu, Chairman	Fachun Pu, Chairman